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FOR IMMEDIATE RELEASE

RadNet Acquires the United States Imaging Operations of CML HealthCare and Increases the Size of Its Current Revolving Credit Facility

LOS ANGELES, California, November 8, 2011 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 212 fully-owned and operated outpatient imaging centers, today reported it has completed an acquisition of 21 imaging facilities in Maryland, Delaware and Rhode Island, comprising the vast majority of the U.S. imaging operations of CML HealthCare Inc. (“CML”)

The acquisition includes the purchase of two operating subsidiaries of CML, American Radiology Services (“ARS”) and The Imaging Institute (“TII”).  ARS operates 15 free-standing outpatient imaging facilities in Maryland (including two facilities held in joint ventures with hospital partners) and one facility in Delaware.  In addition to the imaging centers, ARS provides on-site staffing and professional interpretation services to five Maryland hospitals and teleradiology services to nine additional hospitals and radiology group customers.  TII operates five imaging facilities in the Cranston, Warwick and Providence local markets in Rhode Island.  On an annualized basis, ARS and TII perform over 400,000 imaging procedures at their imaging centers.

Aggregate consideration for the purchase was approximately $40.2 million, consisting of approximately $28.2 million in cash, $9 million in a Seller Note and approximately $3 million of assumed equipment-related debt.  In addition, as part of the transaction, approximately $5.5 million of debt obligations will be assumed within the two Maryland joint ventures.  As part of the transaction, we have agreed to provide certain management services involved in the operation of two additional Maryland imaging centers owned by ARS which are expected to be sold prior to the end of the first quarter of 2012 to the Johns Hopkins Health System Corporation (“Johns Hopkins”) under a purchase agreement executed between ARS and Johns Hopkins prior to our acquisition.

The acquisition will increase the size of our Maryland and Delaware presence from 61 centers to 77 centers and provide us with an operating platform in Rhode Island, a new market from which we can grow.  We anticipate the acquired ARS and TII operations could initially provide approximately $70 million of annualized revenue.

Dr. Howard Berger, President and Chief Executive Officer of RadNet noted, “This transaction greatly strengthens our leading position in Maryland, increasing our presence in that state by 15 facilities to 61 centers.  The addition of the ARS facilities to our already substantial footprint in Maryland will significantly enhance our reach into the referring physician community, position us to work in new ways with the major payors and health plans of Maryland and drive economic and operating efficiencies in this core RadNet market.”

Dr. Berger continued, “On behalf of RadNet, I welcome all of the ARS and TII employees and the American Radiology Associates and The Imaging Institute physician group members.  We are excited about continuing to grow and improve these businesses both in the mid-Atlantic region and in Rhode Island.  We are committed to the continued growth and consolidation of all of our core markets, and a transaction like this furthers our strategy of achieving geographic concentration, efficiencies from overall scale and the provision of high-quality multi-modality offerings.”

In conjunction with the acquisition, RadNet has increased the size of its senior secured revolving credit facility by $21.25 million (“Incremental Commitments”), to $121.25 million of total borrowing capacity.  The increase in the facility size is to provide additional borrowing availability to fund further acquisitions and general working capital needs.  The existing senior secured revolving facility, including the Incremental Commitments, is a floating rate facility, and we may request the interest rate be based upon LIBOR (subject to a 2% LIBOR floor) plus an applicable LIBOR margin of 4.25%.

Dr. Berger added, “The fact that we were able to raise additional financing in a globally challenged economic environment with uncertain capital markets is indicative of the relationship we have with our existing lenders and the confidence that they have in our business and management team.  We continue to be supported by a skillful team of investment banking advisors and committed lenders, and we will look to them for future capital needs and advice as we grow our business.”

About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 233 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, Rhode Island, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 5,000 employees.  For more information, visit http://www.radnet.com.

About CML HealthCare Inc.

Based in Mississauga, Ontario, CML HealthCare Inc. is a leading provider of laboratory testing services in Ontario, operating 118 laboratory collection centres and the largest provider of medical imaging services in Canada, with 105 centres.  CML is publicly-traded on the Toronto Stock Exchange under the symbol “CLC” and has approximately 89.8 million common shares outstanding.  For more information, please visit www.cmlhealthcare.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s ability to successfully integrate acquired operations, achieve cost savings, continue to grow its business by generating patient referrals and contracts with radiology practices, and receive third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect the Company's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.
CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer